Exhibit 22.0
List of Guarantor Subsidiaries

Workhorse Rail, LLC
Standard Car Truck
Schaefer Equipment, Inc.
Wabtec Railway Electronics Holdings, LLC
Wabtec Holding Corp.
RFPC Holding Corp.
Wabtec Transportation Systems, LLC
GE Transportation, A Wabtec Company
Transportation Systems Services Operations, Inc.
Transportation IP Holdings, LLC